Exhibit 4.1.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (the “Amendment”) is made as of September 3, 2008, by and among MGP Ingredients, Inc., a Kansas corporation (“MGP”), Midwest Grain Pipeline, Inc., a Kansas corporation (“Midwest Grain”), Commerce Bank, N.A., as Agent, Issuing Bank and Swingline Lender under the Credit Agreement referred to below, and the Banks party to the Credit Agreement referred to below.  MGP and Midwest Grain are each referred to herein as a “Borrower” and are collectively referred to herein as the “Borrowers”.  The Banks, the Agent, the Issuing Bank and the Swingline Lender are each referred to herein as a “Bank Party” and are collectively referred to herein as the “Bank Parties.”

Preliminary Statements

(a)           The Borrowers and the Bank Parties are parties to a Credit Agreement dated as of May 5, 2008 (the “Credit Agreement”).  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement.

(b)           The Borrowers have defaulted on certain of their obligations under the Credit Agreement and have requested that the Banks forebear from exercising certain rights and remedies they would otherwise have because of such defaults and that certain provisions of the Credit Agreement be modified in certain respects.

(c)           The Bank Parties are willing to agree to the foregoing requests by the Borrowers, subject, however, to the terms, conditions and agreements set forth in this Amendment.

(d)           MGP Ingredients of Illinois, Inc., an Illinois corporation (“MGPI”), was an original party to the Credit Agreement and has subsequently merged into MGP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Acknowledgement of Defaults and Banks’ Rights.  The Borrowers acknowledge and agree that:

(a)           the Borrowers have failed to comply with their obligations under Sections 6.3(b), 6.3(d) and 6.3(e) of the Credit Agreement for the Borrowers’ fiscal quarter ending June 30, 2008 (each, a “Designated Default” and, collectively, the “Designated Defaults”);

(b)           the occurrence of each Designated Default constitutes an Event of Default under the Credit Agreement;

(c)           because of the Designated Defaults, and but for the Bank Parties’ agreements set forth in Section 7 below, the Bank Parties have the present legal right (i) to stop making Loans and other credit extensions under the Credit Documents, (ii) to accelerate the maturity of the Obligations, and (iii) to exercise all other rights or remedies available to the Bank Parties upon the occurrence of an Event of Default; and

(d)           the amount of principal and accrued but unpaid interest owing under the Loans, as of August 28, 2008, are accurately set forth in Exhibit B attached hereto.

2.                                      Increase in Revolver Commitments; Elimination of Term Loan Facility.  Exhibit A to the Credit Agreement is replaced by Exhibit A to this Amendment.  Section 2.4 of the Credit Agreement is amended to read as follows:  “[intentionally omitted]”.  The parties acknowledge that the effect of the foregoing amendment to Section 2.4 of the Credit Agreement is to eliminate the Term Loan facility under the Credit Agreement.

3.                                      Elimination of Revolver Accordion.  Similarly, Section 2.1(d) of the Credit Agreement is amended to read as follows:  “[intentionally omitted]”.

4.                                      Maturity Dates.

(a)          General.  The definition of “Revolving Credit Termination Date” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Revolving Credit Termination Date” means the earlier to occur of (1) the first anniversary of the First Amendment Closing Date, or (2) the expiration of the Standstill Period; provided, however, that, if such day is not a Business Day, the Revolving Credit Termination Date shall be the immediately preceding Business Day.

(b)          Letters of Credit.  Subpart (5) of Section 2.3(a) of the Credit Agreement is amended to read as follows:

(5) the expiry date of such Letter of Credit occurs, or under any circumstances may occur, within 30 days before the Revolving Credit Termination Date;

5.                                      Interest Rate Pricing.

(a)          Single Tier Pricing.  The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Applicable Margin” means, at any date, (1) in the case of Base Rate Loans, 0.50%, (2) in the case of Libor Loans, 2.75%, and (3) in the case of the Non-Use Fee, 0.30%.

(b)          Prime “Plus” Applicable Margin.  The definition of “Adjusted Base Rate” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Adjusted Base Rate” means, at any time, (1) the Base Rate at such time, plus (2) the Applicable Margin for Base Rate Loans at such time.

6.                                      Additional Collateral.

(a)          Lien on Equipment, General Intangibles and Investment Property.  Each Borrower grants to the Agent, for the benefit of the Banks, as security for the Obligations, a Lien on all of its existing and future Equipment (other than Excluded Equipment), General Intangibles and Investment Property (other than MGP’s equity interest in D.M. Ingredients GmbH) and all

Proceeds of each of the foregoing.  To further evidence the foregoing grant of a security interest, but not as a condition precedent thereto, each Borrower shall execute and deliver to the Agent, on the date hereof, an amendment to the Borrower Security Agreement whereby the Collateral encumbered thereby is amended to add all additional Collateral described in this paragraph.

(b)          Illinois Real Estate.  Each Borrower agrees that the Agent, on behalf of the Banks, shall have a mortgage lien, as security for the Obligations, on MGP’s real property and improvements thereon located in or near Pekin, Illinois, and on all proceeds thereof.  To further evidence the foregoing, but not as a condition precedent thereto, MGP shall execute and deliver to the Agent, on the date hereof, a recordable mortgage instrument encumbering such property (the “Illinois Mortgage”); and promptly thereafter cause a title insurer reasonably acceptable to the Agent to insure the validity of the mortgage lien and its priority as a first mortgage lien.

(c)           Conforming Change; Excluded Assets Not to Include Additional Collateral.  The definition of “Excluded Assets” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Excluded Assets” means all real or personal property other than:

(1)	Accounts;

(2)	Chattel Paper, to the extent arising out of or otherwise relating to the sale or other transfer of Inventory or the furnishing of services;

(3)	Instruments, to the extent arising out of or otherwise relating to the sale or other transfer of Inventory or the furnishing of services;

(4)	Inventory;

(5)	General Intangibles;

(6)	Investment Property (other than MGP’s equity interest in D.M. Ingredients GmbH);

(7)	the real property and improvements thereon encumbered by the Illinois Mortgage (as defined in the First Amendment);

(8)	Equipment, including, without limitation, Refinanced Equipment Collateral (but excluding Excluded Equipment);

(9)	Deposit Accounts maintained with the Agent or any Bank;

(10)	books, journals and other records (in each case whether electronic or otherwise) relating in whole or in part to any of the foregoing; and

(11)	Proceeds of the foregoing.

(d)          Conforming Change; Refinanced Equipment Collateral References.  Each reference to “Refinanced Equipment Collateral” in Sections 3.4(a) and 3.4(b) of the Credit Agreement is amended to read “Equipment (other than Excluded Equipment)”.

(e)           Conforming Change; Definitions.  Section 1.1 of the Credit Agreement is amended to add the following definitions in the appropriate alphabetical order:

“Excluded Equipment” means any Equipment of a Borrower so long as such Equipment is encumbered by a Permitted Lien set forth on Schedule 5.1(m) hereof; provided, however, that, upon the repayment or other satisfaction of the Permitted Debt secured by any such Permitted Lien, the related Equipment shall no longer constitute Excluded Equipment.

“General Intangible” means a “general intangible,” as defined in UCC Article 9, and, to the extent not already a general intangible under UCC Article 9, all intellectual property of any nature whatsoever, including, without limitation, all copyrights, patents, trademarks, trade names, trade secrets and proprietary processes.

“Investment Property” has the meaning given to such term in UCC Article 9.

7.                                      Forbearance.

(a)          General.  A new Section 3.19 is added to the Credit Agreement which reads as follows:

3.19         Banks’ Agreement Not to Exercise Certain Rights.  Notwithstanding the occurrence of the Designated Defaults, the Banks agree to forebear from exercising any rights or remedies against the Borrowers under the Credit Documents for a period of time beginning on the First Amendment Closing Date and ending on the earlier to occur of (a) the occurrence of any Forbearance Default, or (b) October 31, 2008 (such period of time being referred to herein as the “Standstill Period”).  So long as the Standstill Period is in effect, the Borrowers shall have the right, subject to their compliance with all other terms and conditions of this Agreement, to obtain Revolving Credit Loans, Swingline Loans and Letters of Credit under this Agreement, in each case notwithstanding the existence of the Designated Defaults.  Subject to the Banks’ agreements in the preceding two sentences of this Section 3.19, nothing in this Agreement or the First Amendment shall constitute a waiver of any Default or Event of Default (including, without limitation, the Designated Defaults) that exist on the First Amendment Closing Date; and, upon the expiration of the Standstill Period, the Designated Defaults shall remain in effect, and shall not be deemed cured or waived, and the Banks shall have all rights and remedies available to the Banks during the continuation of an Event of Default.  Without limiting the foregoing, upon the expiration of the Standstill Period, the Agent and/or the Banks, as the case may be, shall have the right, if such Person or Persons so elect, to accelerate the Obligations; to cease making Loans or other credit extensions under the Credit Documents; and/or to exercise all other rights and remedies available to the Agent or the Banks during the continuance of an

Event of Default; and in each case without regard to whether an Event of Default other that an Designated Default shall have occurred.  Upon or prior to the expiration of the Standstill Period, the Banks’, in the exercise of their sole and absolute discretion, may elect to extend the Standstill Period (subject to no Forbearance Default occurring during such extended Standstill Period) by giving written notice of such extension to the Borrowers.  The Banks may also condition any such extension upon the Borrowers’ agreement to pay to the Agent and/or the Banks such fees and expenses and/or upon such modifications to the terms of the Credit Documents as are, in each case, mutually agreeable to the Agent, the Banks and the Borrowers, as evidenced by an amendment or other written agreement among such parties to such effect.

(b)          Related Definitions.  Section 1.1 of the Credit Agreement is amended to add the following definitions in the appropriate alphabetical order:

“Designated Default” has the meaning given to such term in Section 1 of the First Amendment and shall also include – for purposes of Section 3.19 of this Agreement (and the term “Forbearance Default” as used therein) and for purposes of the amendments to the Credit Agreement brought about by Section 16 of the First Amendment – any Event of Default arising out of the Borrowers’ failure to comply with the provisions of Section 6.3(c) of the Credit Agreement for the Borrowers’ fiscal quarter ending September 30, 2008, should the Borrowers fail to comply with such covenant for such fiscal quarter.

“First Amendment” means the First Amendment to Credit Agreement, dated on or about the First Amendment Closing Date, among the Borrowers, the Agent, the Issuing Bank, the Swingline Lender and the other Banks.

“First Amendment Closing Date” means September 3, 2008.

“Forbearance Default” means: (a) a Borrower’s failure to pay, perform or observe any of its obligations under the First Amendment in accordance with the terms thereof; or (b) the existence or occurrence of any Default or Event of Default other than a Designated Default.

“Standstill Period” has the meaning given to such term in Section 3.19 of this Agreement.

8.                                      Inspection; Collateral Positions.  No later than 15 days after the First Amendment Closing Date, the Borrowers, acting through the Agent but at the Borrowers’ sole expense, shall have contracted for (a) an auditor, reasonably satisfactory to the Agent, to perform an audit, to be delivered to the Agent and the Banks, of the Inventory and Accounts of each Borrower and a reconciliation of the Borrowers’ grain positions, and (b) a grain hedging specialist, reasonably acceptable to the Agent, to review the Borrowers’ existing commodity positions and their ongoing hedging strategy, and the impact that such positions and strategy have on the Borrowers’ margins.  The Borrowers shall cooperate with the Agent, the Banks and such retained third parties and make their respective properties and books and records available to all such Persons in order to accomplish the purposes of this Section 8.

9.                                      Monthly Reporting Requirements.

(a)          Monthly Financials.  Section 6.1(b)(1) of the Credit Agreement is amended to read as follows:

(1)           Monthly Statements.  As soon as available and in any event within 25 days after the end of each month, internally prepared monthly consolidated financial statements (including, without limitation, a balance sheet, income statement and statement of cash flows) as of the end of such month and for the fiscal year to date, each certified by the chief financial officer of each Borrower;

(b)          Borrowing Base Certificate.  Section 6.1(b)(3) of the Credit Agreement is amended to read as follows:

(3)           Borrowing Base Certificate.  As soon as available and in any event within 25 days after the end of each month, a Borrowing Base Certificate dated as of the last day of such month;

(c)           Covenant Compliance Certificate.

(i)           Monthly Certificate.  Section 6.1(b)(4) of the Credit Agreement is amended to read as follows:

(4)           Covenant Compliance Certificate.  As soon as available and in any event within 25 days after the end of each month, a Covenant Compliance Certificate (it being understood that certain reporting requirements set forth in the Covenant Compliance Certificate apply only to periods ending on the last day of a fiscal quarter);

(ii)          Form of Certificate.  Exhibit F to the Credit Agreement is replaced by Exhibit F to this Amendment.

10.                               Changes to Certain Negative Covenants.

(a)           No Permitted Acquisition Without Banks’ Consent.  The clause in the first sentence of Section 6.2(d) of the Credit Agreement which reads “(1) the foregoing shall not prohibit a Borrower from making a Permitted Acquisition,” is amended to read “(1) a Borrower may make a Permitted Acquisition if all Banks have given their prior written consent to the Permitted Acquisition,”.

(b)           Permitted Debt Basket Reduced.  As noted in Section 12(b) below, the Permitted Debt basket in subpart (7) of the definition of such term in the Credit Agreement, prior to its amendment hereby, has been reduced from $5 million to $1 million.

(c)           Permitted Investments Basket Reduced.  As noted in Section 12(a) below, the Permitted Investments basket in subpart (7) of the definition of such term in the Credit Agreement, prior to its amendment hereby, has been reduced from $2 million to $500,000.

(d)          Additional Restrictions on Distributions.  Section 6.2(j) of the Credit Agreement is amended to read as follows:

(j)            Distributions; Redemptions.  Without first obtaining the Banks’ written consent, no Borrower or any of its Subsidiaries shall pay any dividends on or make any other distributions in respect of any stock or other equity interests of such Borrower or Subsidiary or redeem or otherwise acquire any such stock or other equity interests; provided, however, that, so long as Midwest Grain is a wholly-owned subsidiary of MGP, such Person may pay dividends or make other distributions to MGP.

11.                               Additional Financial Covenants and Reporting Requirements.

(a)           EBITDA.  A new Section 6.3(f) is added to the Credit Agreement which reads as follows:

(f)            Adjusted EBITDA.  MGP and its consolidated subsidiaries on a consolidated basis shall achieve, at the end of each month referenced below, a monthly Adjusted EBITDA (less gains or plus losses attributable to mark-to-market GAAP accounting adjustments) of not less than the amount set forth below:

Month Ending:	Adjusted EBITDA:

July 31, 2008	-$7,500,000 (loss	)
August 31, 2008	-$2,500,000 (loss	)
September 30, 2008	-$1,400,000 (loss	)

(b)          Net Worth.  A new Section 6.3(g) is added to the Credit Agreement which reads as follows:

(g)           Monthly Tangible Net Worth MGP and its consolidated subsidiaries on a consolidated basis shall maintain, at the end of each month referenced below, a Tangible Net Worth of not less than the amount set forth below:

Month Ending:	Tangible Net Worth:

July 31, 2008	$125,000,000
August 31, 2008	$123,000,000
September 30, 2008	$121,000,000

12.                               Disclosure Oversight; Firebird Acquisitions Aircraft Financing.  The Borrowers inadvertently failed to disclose the existence of a wholly-owned Subsidiary of MGP, Firebird Acquisitions, LLC, and that such entity had obtained secured aircraft financing from Commerce Bank, N.A. for purposes of acquiring an aircraft (collectively, the “Aircraft Financing Transaction”).  To that end, the parties agree as follows:

(a)          Permitted Investments.  Subpart (7) of the definition of Permitted Investments in Section 1.1 of the Credit Agreement is deleted and new subparts (7) and (8) thereof are added as follows:

(7) investments, as of the Closing Date, in Firebird Acquisitions, LLC; and (8) investments, other than those described in subparts (1) through (7) above, provided that the aggregate amount of such investments at any time does not exceed $500,000.

As a conforming change, the “, and” at the end of subpart (6) of such definition is replaced by a semicolon.

(b)          Permitted Debt.  Subparts (7) and (8) of the definition of Permitted Debt in Section 1.1 of the Credit Agreement are deleted and new subparts (7), (8) and (9) thereof are added as follows:

(7)           Debt of Firebird Acquisitions, LLC to Commerce Bank, N.A.;

(8)           Debt, other than Debt described in subparts (1) through (7) above, which Debt may be either unsecured Debt or Debt secured by Liens described in subpart (7) of the definition of Permitted Liens in this Section, provided that the aggregate principal amount of all such Debt outstanding does not exceed $1,000,000 at any time; and

(9)           other Debt approved in advance in a writing signed by the Required Banks and delivered to the Agent.

(c)           Permitted Liens.  Subpart (12) of the definition of Permitted Liens in Section 1.1 of the Credit Agreement is deleted and new subparts (12) and (13) thereof are added as follows:

(12)         Liens granted by Firebird Acquisitions, LLC to Commerce Bank, N.A. securing Permitted Debt of the type described in subpart (7) of the definition of Permitted Debt in Section 1.1 of this Agreement; and

(13)         Other Liens approved in advance in a writing signed by the Required Lenders Banks and delivered to the Agent.

As a conforming change, the “and” at the end of subpart of subpart (11) of such definition is deleted.

(d)          Default Waiver.  Insofar as any aspect of the Aircraft Financing Transaction constituted a Default or Event of Default prior to the First Amendment Closing Date, the Bank Parties waive each such Default or Event of Default.  Similarly, insofar as any such Default or Event of Default constituted a default or event of default under the aircraft financing agreements between Commerce Bank, N.A. and Firebird Acquisitions, LLC, Commerce Bank, N.A. waives any such default or event of default.

13.                               MGPI Merger.  The Borrowers represent and warrant to the Agent, for the benefit of the Banks, that MGPI has merged with and into MGP, with MGP being the sole surviving entity, and that such merger was permitted under Section 6.2(d) of the Credit Agreement.

14.                               Inventory at Leased Locations.

(a)          Leased Location.  The Borrowers represent and warrant to the Agent, for the benefit of the Banks, that no Inventory or other Collateral is located on any leased property or on any other real property that is not owned by a Borrower, other than (i) Inventory in transit in the ordinary course of a Borrower’s business, and (ii) Inventory located on leased property (including warehouses or similar storage facilities) described in Exhibit C to this Amendment.  If any Inventory or other Collateral is located on any real property leased by a Borrower (including warehouses or similar storage facilities), within 30 days after the First Amendment Closing Date the Borrowers shall cause the landlord thereof to execute and deliver a landlord’s waiver or similar agreement acceptable in form and content to the Agent, which agreement shall, at a minimum, provide for a waiver of any landlord’s or other Lien in favor of the landlord, other than for storage fees and expenses, and permit the Agent reasonable rights of access, so long as an Event of Default is in effect, to remove Inventory or other Collateral located on such property, and provide the Agent default notice and cure rights with respect to the related lease.  If the Borrowers fail to comply with the foregoing covenant with respect to one or more leased properties, no Default or Event of Default shall occur as a result thereof but any Inventory or other Collateral located on such leased property shall be excluded from the Borrowing Base until such time as the Borrowers comply with such covenant.

(b)          Eligible Inventory.  A new sentence is added to the end of the definition of “Eligible Inventory” in Section 1.1 of the Credit Agreement which reads as follows:

Further, notwithstanding anything in the Credit Documents to the contrary, no Inventory (other than Inventory in transit in the ordinary course of a Borrower’s business) shall constitute Eligible Inventory if such Inventory is located on real property not owned by a Borrower unless, within 30 days after the First Amendment Closing Date, the Agent shall have been provided a landlord’s waiver agreement with respect to such property that complies with the provisions of Section 14(a) of the First Amendment.

15.                               Mandatory Prepayment.  A new Section 3.4(d) is added to the Credit Agreement which reads as follows:

(d)           Additional Prepayment Events.  Notwithstanding anything to the contrary in this Section 3.4 or elsewhere in the Credit Documents, the Borrowers shall pay to the Agent (to be allocated among the Banks in accordance with their respective Pro-Rata Shares), as a mandatory prepayment of the Loans, the net proceeds received by a Borrower in connection with or as a result of (1) any issuance of debt or equity securities by a Borrower, and/or (2) any sale or other transfer of any property of a Borrower, including, without limitation, any sale of Excluded Equipment or any real property owned by a Borrower, but excluding the sale of Inventory in the ordinary course of a Borrower’s business.  “Net proceeds,” as used in the preceding sentence, means gross proceeds less ordinary and reasonable expenses incurred by a Borrower in connection with any such issuance, sale or transfer, as the case may be, and shall take into effect, in the case of any sale of Excluded Equipment, the amount of Permitted Debt secured thereby that is required to be repaid by the holder thereof as a result of such sale.

16.                               Certain Actions Permitted Notwithstanding Existence of Designated Defaults.

(a)          Application of Payments.  The phrase “so long as no Event of Default exists” in the second sentence of Section 3.10 of the Credit Agreement is amended to read: “so long as no Event of Default (other than a Designated Default) exists”.

(b)          Deemed Representation Regarding No Event of Default.  The phrase “no Default or Event of Default” near the end of the last sentence of Section 4.3 is amended to read:  “no Default or Event of Default (other than a Designated Default)”.

(c)           Certain Permitted Mergers.  The phrase “So long as no Default is in effect” in the last sentence of Section 6.1(c) of the Credit Agreement is amended to read:  “So long as no Default (other than a Designated Default) is in effect”.

(d)          Inventory Sales and other Asset Sales.  The phrase “so long as no Event of Default exists” in the third sentence of Section 6.2(d) of the Credit Agreement is amended to read:  “so long as no Event of Default (other than a Designated Default) exists”.

17.                               Fee.  On the First Amendment Closing Date, the Borrowers shall jointly and severally pay to the Agent, for distribution to the Banks in accordance with their respective Pro-Rata Shares, the sum of $150,000, which amount shall be deemed fully-earned and non-refundable on the First Amendment Closing Date, and which amount shall be in addition to any other amounts the Borrowers have promised to pay pursuant to this Amendment or any of the other Credit Documents.

18.                               No Other Amendments; No Waiver.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  Nothing in this Amendment shall constitute a waiver by any of the Bank Parties of any Default or Event of Default which may exist on the date hereof (subject to the Banks’ agreements set forth in the first two sentences of Section 3.19 of the Credit Agreement, and except as otherwise provided in Section 12(d) of this Amendment), and nothing herein shall require any Bank Party to waive any Default or Event of Default which may arise hereafter.  Nothing herein shall act to release any Lien on any Collateral or limit the scope or amount of the obligations secured thereby.

19.                               Reaffirmation of Credit Documents.  Each Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Bank Parties, as a material inducement to the Bank Parties to enter into this Amendment, that: (a) such Borrower has no and in any event waives any defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or any Bank Party’s actions or inactions in respect of any of the foregoing, and (b) except as otherwise expressly provided in this Amendment, all representations and warranties made by such Borrower in the Credit Agreement or the other Credit Documents to which it is a party are true and complete on the date hereof as if made on the date hereof.

20.                               Representations and Warranties.  Each Borrower represents and warrants to the Bank Parties as follows:  (a) it is a validly existing corporation and has full corporate power and authority to enter into this Amendment and any documents or transactions contemplated hereby and to pay and perform any obligations it may have in respect of the foregoing; (b) its execution, delivery and performance of this Amendment and any documents or transactions contemplated hereby do not violate or conflict with, or require any consent under, (1) its organizational documents or any other agreement or document relating to its formation, existence or authority to act, (2) any agreement or instrument by which it or any its properties is bound, (3) any court order, judicial proceeding or any administrative or arbitral order or decree, or (4) any applicable law, rule or regulation; and (c) no authorization, approval or consent of or by, and no notice to or filing or registration with, any governmental authority or any other Person is necessary for it to enter into this Amendment or any document or transaction contemplated hereby or to perform any of its obligations with respect to any of the foregoing.

21.                               Release of Bank Parties.  Without limiting any other provision of this Amendment, each Borrower, on behalf of itself and any officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns it may have and anyone claiming through or under it (collectively, with respect to all Borrowers, the “Releasing Parties”), hereby releases, remises and acquits each Bank Party, and its officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns and anyone claiming through or under it (collectively, with respect to all Bank Parties, the “Released Parties”), from all manners of action, causes of action, claims and demands of every kind and nature whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, as of the date of this Amendment, that any of the Releasing Parties had or may have against any of the Released Parties.

22.                               Conditions Precedent to Amendment.  Unless and to the extent the Agent waives the benefits of this sentence by giving written notice thereof to the Borrowers, the Bank Parties shall have no duties under this Amendment, nor shall any extensions, waivers or other concessions by the Bank Parties under this Amendment be effective, in each case until the Agent has received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a)                               Amendment.  This Amendment;

(b)                               Replacement Revolver Notes.  An Amended and Restated Revolving Credit Note, from the Borrowers, as joint and several co-makers, to each Bank, as payee, in the stated principal amount of each Bank’s Revolving Credit Commitment;

(c)                                First Amendment to Security Agreement; UCC Amendments.  A First Amendment to Security Agreement whereby the Collateral encumbered thereby is modified to include the additional Collateral described in Section 6(a) of this Amendment, together with related amendments to each Uniform Commercial Code financing statement from each Borrower, as debtor, to the Agent, as secured party;

(d)                               Mortgage.  The Illinois Mortgage; and

(e)                                Other.  Such other documents, consents, agreements or other items as the Agent may reasonably request.

23.                               Survey.  Within 45 days after the First Amendment Closing Date, the Borrowers, at their expense, shall cause a survey to be prepared with respect to MGP’s Pekin, Illinois facility.  The survey shall, with respect to each parcel of real property comprising the facility, indicate or provide for the following: (a) an accurate metes and bounds or lot, block and parcel description of such property; (b) the correct location of all building, structures and other improvements on such property, including, without limitation, all streets, easements, rights of way and utility lines; (c) the location of ingress and egress from such property, and the location of any set-back or other building lines affecting such property; and (d) a certification by a registered land surveyor in form and substance acceptable to the Agent, certifying in the Agent’s favor to the accuracy and completeness of such survey and to such other matters relating to such real property and survey as the Agent shall reasonably request.

24.                               Exhibits.  The only Exhibits to this Amendment are Exhibits A, B, C and F.

25.                               Joint and Several Liability.  Notwithstanding anything in this Amendment to the contrary, each Borrower’s representations, warranties and covenants under this Amendment (and under the other Credit Documents as amended hereby) shall be the joint and several representations, warranties and covenants of all Borrowers.

26.                               Expenses.  The Borrowers shall pay the reasonable out-of-pocket legal fees and expenses incurred by the Agent in connection with the preparation and closing of this Amendment and any other documents referred to herein and the consummation of any transactions referred to herein or therein.

27.                               Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.

28.                               Counterparts; Fax Signatures.  This Amendment may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment may be validly executed and delivered by fax, e-mail or other electronic means and any such execution or delivery shall be fully effective as if executed and delivered in person.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

MGP INGREDIENTS, INC.

By:	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: VP Finance & CFO

MIDWEST GRAIN PIPELINE, INC.

By:	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: VP Finance & CFO

COMMERCE BANK, N.A.,
as Agent, Issuing Bank, Swingline Lender and a Bank

By:	/s/ Wayne C. Lewis
Name: Wayne C. Lewis
Title: Vice President

BMO CAPITAL MARKETS FINANCING, INC.,
as a Bank

By:	/s/ Corey Noland
Name: Corey Noland
Title: Vice President

NATIONAL CITY BANK,
as a Bank

By:	/s/ Michael Leong
Name: Michael Leong
Title:Vice President

First Amendment to Credit Agreement – Signature Page

Exhibit A

(Banks and Commitments)

Bank	Revolving Credit Commitment	Letter of Credit Commitment*	Swingline Loan Commitment*	Bank’s Total Commitment
Commerce Bank, N.A.	$21,175,000	$3,080,000	$5,000,000	$21,175,000
BMO Capital Markets Financing, Inc.	$16,912,500	$2,460,000	0	$16,912,500
National City Bank	$16,912,500	$2,460,000	0	$16,912,500
Totals:	$55,000,000	$8,000,000	$5,000,000	$55,000,000

*                                         As more particularly described in the Agreement, the Letter of Credit Commitment and the Swingline Loan Commitment are each subcommitments under the Total Revolving Credit Commitment.  Accordingly, extensions of credit under the Letter of Credit Commitment or the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Total Revolving Credit Commitment.

Exhibit B

(Outstanding Balances)

1.	Revolving Credit Loans

Principal:	$35,000,000.00
Interest:	$99,104.16

2.	Swingline Loans

Principal:	$5,000,000.00
Interest:	$10,766,62

3.	Term Loans

Principal:	$0
Interest:	$0

Exhibit C

(Leased Real Estate)

Exhibit F

[Form of Covenant Compliance Certificate]

COVENANT COMPLIANCE CERTIFICATE

(for the month and, if applicable, fiscal quarter ended               )

This Covenant Compliance Certificate (the “Certificate”) is delivered pursuant to Section 6.1(b)(4) of the Credit Agreement, dated as of May 5, 2008, as amended (the “Credit Agreement”), among MGP Ingredients, Inc., a Kansas corporation, and Midwest Grain Pipeline, Inc., a Kansas corporation (collectively, the “Borrowers”), the Banks party thereto, and Commerce Bank, N.A., as the Agent, the Issuing Bank and the Swingline Lender, as the same may be amended from time to time.  Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that he or she is the chief financial officer, treasurer or corporate controller of each Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrowers, and that:

1.                                       Capital Expenditures (Quarterly). If the ending date above is the last day of a fiscal quarter, the following amount reflects the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(a) of the Credit Agreement, for the four fiscal quarters ending on the last day of such fiscal quarter:

(a)	Capital Expenditures		$

	Compliance:	Is line 1(a) equal to or
		less than $20,000,000?	[yes/no]

2.                                       Fixed Charge Coverage Ratio (Quarterly).  If the ending date above is the last day of a fiscal quarter, the following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(b) of the Credit Agreement, for the four fiscal quarters ending on the last day of such fiscal quarter:

(a)		Adjusted EBITDA (from line 6(j))	$
(b)		minus dividends by MGP	$
(c)		minus federal, state and local taxes	$

(d)		total adjustments	$
		(sum of lines 2(b) and 2(c))	$

(e)		Modified Adjusted EBITDA	$
(line 2(a) minus line 2(d))

(f)		Fixed Charges	$

(g)		ratio of line 2(e) to line 2(f)		to 1

	Compliance:	Is line 2(g) equal to or
		greater than 1.5 to 1?	[yes/no]

3.                                       Working Capital (Quarterly). If the ending date above is the last day of a fiscal quarter, the following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(c) of the Credit Agreement, as of the last day of such fiscal quarter:

(a)	current assets		$

(b)	current liabilities (including balance of Revolving Credit Loans and Swingline Loans if not otherwise a current liability)		$

(c)	line 3(a) minus line 3(b)		$

	Compliance:	Is line 3(c) equal to or
		greater than $40,000,000?	[yes/no]

4.                                       Tangible Net Worth (Quarterly).  If the ending date above is the last day of a fiscal quarter, the following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(d) of the Credit Agreement, as of the last day of such fiscal quarter:

(a)		GAAP net worth	$

(b)		minus goodwill	$
(c)		minus intellectual property intangibles	$
(d)		minus deferred assets	$
(e)		[omitted]
(f)		minus amounts due from affiliates	$

(g)		adjustments (sum of lines 4(b) through 4(f))	$

(h)		Tangible Net Worth (line 4(a) minus line 4(g))	$

(i)		baseline requirement		$135,000,000

(j)		plus 50% of cumulative net income (but not loss) for fiscal quarters ending on or after 6/30/08	$

(k)		minus cumulative stock purchases for fiscal quarters ending on or after 6/30/08	$

(l)		required Tangible Net Worth (line 4(i) plus line 4(j) minus line 4(k))	$

	Compliance:	Does line 4(h) exceed
		line 4(l)?	[yes/no]

5.                                       Leverage Ratio (Quarterly).  If the ending date above is the last day of a fiscal quarter, the following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(e) of the Credit Agreement, for the four fiscal quarters ending on the last day of such fiscal quarter:

(a)	Senior Funded Debt		$

(b)	Adjusted EBITDA (line 6(j))		$

(c)	ratio of line 5(a) to line 5(b)			to 1

	Compliance:	Is line 5(c) less than or
		equal to 3.0 to 1?		[yes/no]

6.                                       Calculation of Adjusted EBITDA (Quarterly and Monthly).  For purposes of lines 2(a) and 5(b) above (if applicable) and for purposes of line 7(a) below, Adjusted EBITDA is calculated as follows:

		This Quarter	Last 4 Quarters

(a)	net income	$	$
(b)	plus interest expense	$	$
(c)	plus federal, state and local taxes	$	$
(d)	plus depreciation and amortization	$	$

(e)	total adjustments (sum of lines 6(b) through 6(d))	$	$

(f)	EBITDA (line 6(a) plus line 6(e))	$	$

(g)	plus other non-cash losses	$	$
(h)	minus other non-cash gains	$	$
(i)	plus or minus extraordinary items	$	$

(j)	Adjusted EBITDA (line 6(f), plus line 6(g), minus line 6(h), plus or minus line 6(i))	$	$

Note:                  If the period ending above is not a fiscal quarter or fiscal year, the column above entitled “This Quarter” shall be re-labeled “This Month” and the column above entitled “Last 4 Quarters” shall be omitted.

7.                                       Adjusted EBITDA (Monthly). The following amount reflects the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(f) of the Credit Agreement, for the last day of the month noted above:

(a)	Adjusted EBITDA (from line 6(j))		$

	Compliance:	Is line 7(a) equal to or greater than the applicable minimum Adjusted EBITDA
		set forth in Section 6.3(f) of the Credit Agreement?	[yes/no]

8.                                       Tangible Net Worth (Monthly).  The following amounts reflect the consolidated financial results of MGP and its consolidated subsidiaries, for purposes of Section 6.3(g) of the Credit Agreement, as of the last day of the month noted above:

(a)	GAAP net worth		$

(b)	minus goodwill		$
(c)	minus intellectual property intangibles		$
(d)	minus deferred assets		$
(e)	[omitted]
(f)	minus amounts due from affiliates		$

(g)	adjustments (sum of lines 8(b) through 8(f))		$

(h)	Tangible Net Worth (line 8(a) minus line 8(g))		$

	Compliance:	Is line 8(h) equal to or greater than the applicable minimum Tangible Net Worth set forth in Section 6.3(g) of the Credit Agreement?		[yes/no]

9.                                       Financial Statements (Monthly and Quarterly)  The financial statements described in Section 6.1(b) of the Credit Agreement for the Borrowers for the end of the month or fiscal period referred to above, which are attached hereto and are incorporated herein by this reference, fairly present the consolidated financial condition and results of operations of the Borrowers in accordance with GAAP consistently applied, as at the end of, and for, such month or other period (subject, in the case of interim statements, to normal year-end audit adjustments and to the absence of footnote disclosures).

10.                                 Other Compliance.  A review of the activities of the Borrowers during the period since the date of the last Covenant Compliance Certificate has been made at my direction and under my supervision with a view to determining whether the Borrowers have kept, observed and performed all of their obligations under the Credit Agreement and all other Credit Documents to which they are a party, and to the best of my knowledge after due inquiry and investigation, (a) each Borrower has kept, observed and performed all of its obligations under the Credit Agreement and all other Credit Documents to which it is a party, (b) no Default or Event of Default (other than, if applicable, a Designated Default) has occurred and is continuing, and (c) all representations and warranties made by each Borrower in the Credit Agreement and the other Credit Documents to which it is a party are true and correct as of the date of this Certificate.

11.                                 Reliance.  This Certificate is delivered to and may be conclusively relied upon by the Agent and each Bank.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrowers on                                 , 20    .

MGP INGREDIENTS, INC.
MIDWEST GRAIN PIPELINE, INC.

By:
Name:
Title: